Exhibit 10.15

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of December 15, 2015 (the “Effective Date”), is made by and between L&F Research LLC, a limited liability company organized and existing under the laws of the State of Florida and having an address at [***] (“Licensor”), and Variant Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having an address at 2200 N. Commerce Parkway, Suite 200, Weston, Florida 33326 USA (“Licensee”).

Recitals

Whereas, Licensor owns or otherwise controls patents, patent applications, know-how and other information relating to the use of Compounds for the treatment or prevention of Indications relating to or resulting from lipid accumulation in a cell or the plasma membrane of a cell;

Whereas, Licensee is engaged in the discovery and development of novel pharmaceutical therapies; and

Whereas, Licensee desires to obtain, and Licensor is willing to grant to Licensee, a license under the Licensor Technology to develop, make, have made, use, sell, offer for sale, export and import Compounds and Products in the Field, on the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Abandonment Effective Date” shall have the meaning provided in Section 8.2(a).

1.2 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.3 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.4 “Administrator” shall have the meaning provided in Section 11.2(a).

1.5 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of 50% or more of the voting securities of such Person, by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.

1.6 “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates (and, in the case of Licensee, Related Parties) in carrying out activities hereunder or to which any of the Parties or their respective Affiliates (and, in the case of Licensee, Related Parties) in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.7 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.8 “Blocking Patents” shall have the meaning provided in Section 9.6(c)(i).

1.9 “Business Day” shall have the meaning provided in Section 4.2.

1.10 “Claim” shall have the meaning provided in Section 10.1.

1.11 “Combination Product” shall mean a Product which includes one or more Other Actives in combination with a Compound, including a fixed-dose combination product. All references to Product in this Agreement shall be deemed to include Combination Product.

1.12 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party (and, in the case of Licensee, its Related Parties) with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section 1.12, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party (and, in the case of Licensee, its Related Parties), including having human pharmaceutical product candidates or products in a similar stage of development to the Compound. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.13 “Compensation Milestone Event” shall have the meaning provided in Section 4.3.

1.14 “Compound” shall mean: Hydroxy propyl beta cyclodextrin and all salts, solvates, enantiomers, isomers, metabolites, prodrugs, derivatives and all other forms thereof. For the sake of clarity, “Compound” shall not include any other compounds or entities, even if such other compounds or entities are claimed or covered by Patent Rights belonging to or Controlled by Licensor.

1.15 “Confidential Information” shall mean any and all Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement or pursuant to that certain Mutual Confidential Disclosure Agreement, effective as of [***], between Licensee and [***], an Affiliate of Licensor.

1.16 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement between such Person and any other Person; provided, however, that no Person shall, for purposes hereof, be deemed to be able to grant access to Know-How or Information or intellectual property rights of any other Person merely by virtue of learning, through professional dialogue or relationship or otherwise, the nature of that other Person’s areas of study or research, grant applications, clinical work, educational activities, commercial activities or other scientific, medical or other pursuits.

1.17 “Cover” means (a) with respect to Know-How, such Know-How was used in the exploitation of the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by the exploitation of the Product including research and development. Cognates of the word “Cover” shall have correlative meanings.

1.18 “Disclosing Party” shall have the meaning provided in Section 6.1.

1.19 “Dispute” shall have the meaning provided in Section 11.1.

1.20 “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.21 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 50 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.22 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.23 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.24 “Field” shall mean the therapeutic use of Compound or Product for the treatment, inhibition or prevention of any and all Indications relating to or resulting from lipid accumulation in a cell or plasma membrane of a cell.

1.25 “Force Majeure Event” shall have the meaning provided in Section 12.6.

1.26 “Generic Version” shall mean, with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party, other than a Related Party, a licensee or sublicensee of a Related Party, or any other Person in a chain of distribution originating from Licensee, a Related Party or any of their respective licensees or sublicensees; (b) contains the same Compound (and, if applicable, the same Other Active(s)) as such Product in the same dosage form as such Product; and (c) has been approved for marketing by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such Product in such country, including any such pharmaceutical product that has been approved for marketing (i) in the United States, pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the European Union or a European Union member state, as a “generic medicinal product” pursuant to Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product and which may be substituted for the Product without any action by the physician or health care practitioner.

1.27 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.28 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.29 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.30 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.31 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.32 “Indemnifying Party” shall have the meaning provided in Section 10.3.

1.33 “Indication” shall mean kidney disease or any symptoms thereof in humans: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.34 “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.35 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.36 “Initiates” or “Initiation” shall mean, with respect to a human clinical trial, the administration of the first dose of the Product to the first patient/subject in such trial.

1.37 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.38 “Joint Invention” shall have the meaning provided in Section 8.1.

1.39 “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.40 “Know-How” shall mean any and all Information related to a Compound or Product, or any formulation, product improvement and/or indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing; but excluding, in each case, Information related to any Other Active.

1.41 “Licensee Entities” and “Licensee Entity” shall have the meaning provided in Section 10.1.

1.42 “Licensee Indemnitees” shall have the meaning provided in Section 10.2.

1.43 “Licensee Know-How” shall mean all Know-How Controlled by Licensee or any Related Party (other than as a result or by virtue of any license granted by Licensor to Licensee under this Agreement) during the Term, including all Know-How developed or generated by or on behalf of Licensee or any of its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement.

1.44 “Licensee Patent Rights” shall mean all Patent Rights Controlled by Licensee or any Related Party (other than as a result or by virtue of any license granted by Licensor to Licensee under this Agreement) during the Term that claim or Cover the composition of matter, manufacture or use of any Compound or Product. The Licensee Patent Rights shall include Licensee’s (and its Affiliates’ and any Related Party) rights in Joint Patent Rights.

1.45 “Licensee Technology” shall mean Licensee Patent Rights and Licensee Know-How.

1.46 “Licensor Indemnitees” shall have the meaning provided in Section 10.1.

1.47 “Licensor Know-How” shall mean all Know-How Controlled by Licensor or any of its Affiliates as of the Effective Date.

1.48 “Licensor Patent Rights” shall mean any and all Patent Rights Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term that claim (including by virtue of a claim in a pending patent application) or Cover the composition of matter, manufacture or use of any Compound or Product. The Licensor Patent Rights shall include Licensor’s (and its Affiliates’) rights in Joint Patent Rights. The Licensor Patent Rights shall include those listed in Exhibit A.

1.49 “Licensor Technology” shall mean Licensor Patent Rights and Licensor Know-How.

1.50 “Licensor/UM Patent Rights” shall mean the Licensor Patent Rights so identified on Exhibit A.

1.51 “Losses” shall have the meaning provided in Section 10.1.

1.52 “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.53 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.54 “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Licensee or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

(a) normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

(b) credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case determined with respect to the sales of the Product;

(e) charges separately invoiced for freight, insurance, transportation, postage and handling;

(f) taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and

(g) bad debts or provision for bad debts deductions actually written off with respect to the Product during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) Where all active ingredients in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.54 by the fraction A/(A+B), where A is the net invoice price of the Product as sold separately in such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination.

(ii) If the Product component of the Combination Product is sold separately in such country, but none of such Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.54 by the fraction A/C, where A is the net invoice price of such Product component as sold separately in such country, and C is the net invoice price of the Combination Product in such country.

(iii) If the Product component of the Combination Product is not sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.54 by the fraction (C-D)/C, where C is the net invoice price of the Combination Product in such country, and D is the sum of the net invoice prices charged for the Other Active(s) in the Combination Product in such country.

(iv) If none of the Product component and the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Compound or Product portion of the Combination Product and the Other Active(s) in the Combination Product. In case of disagreement, an independent expert agreed upon by both Parties shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties shall determine such relative value contributions and such determination shall be final and binding upon the Parties. In addition, if a Selling Party provides discounts or allowances with respect to a Product Bundle, such discounts and allowances shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Product and the other products in the Product Bundle in a manner that does not unfairly or inappropriately bias the level of discounting against the Product as compared to the other products in such Product Bundle.

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

1.55 “Other Active” shall mean any active pharmaceutical ingredient that is not a Compound.

1.56 “Party” shall mean Licensee and Licensor, individually, and “Parties” shall mean Licensee and Licensor, collectively.

1.57 “Patent Certification” shall have the meaning provided in Section 8.4.

1.58 “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (iii) any and all foreign equivalents of the foregoing.

1.59 “Payment Breach” shall have the meaning provided in Section 9.2(a).

1.60 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.61 “Phase 1 Clinical Trial” shall mean a human clinical trial of a Product in any country primarily designed to determine initial tolerance, toxicity, safety or pharmacokinetic information.

1.62 “Phase 2 Clinical Trial” shall mean a human clinical trial of a Product in any country primarily designed to test the effectiveness of chemical or biologic agents for purposes of identifying an appropriate dose for Phase 3 Clinical Trials for a particular Indication or Indications.

1.63 “Phase 3 Clinical Trial” shall mean a human clinical trial of a Product in any country designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed and (iii) support regulatory approval of such Product that would satisfy the requirements of 21 CFR 312.21(c) or its non-US equivalents.

1.64 “Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing a Compound, including any Combination Product. For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

1.65 “Product Bundle” shall have the meaning provided in Section 1.54.

1.66 “Receiving Party” shall have the meaning provided in Section 6.1.

1.67 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.68 “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, active submission master files, clinical data, adverse event files and complaint files, in each case related to a Compound and/or Product.

1.69 “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.70 “Related Party” shall mean each of Licensee’s or Licensor’s Affiliates and in the case of Licensee its and their respective direct and indirect Sublicensees of all tiers hereunder.

1.71 “Related Person” shall have the meaning provided in Section 11.2(a).

1.72 “Royalty Term” shall have the meaning provided in Section 4.5.

1.73 “Rules” shall have the meaning provided in Section 11.2(a).

1.74 “Selling Party” shall have the meaning provided in Section 1.54.

1.75 “Significant Change” shall have the meaning provided in Section 9.5.

1.76 “Sublicensee” shall mean a Third Party sublicensee under the license granted by Licensor to Licensee pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by Licensee or its Affiliate or indirectly through one or more tiers of sublicense.

1.77 “Subscription Agreement” shall have the meaning provided in Section 4.1.

1.78 “Term” shall have the meaning provided in Section 9.1.

1.79 “Territory” shall mean the entire world.

1.80 “Third Party” shall mean an entity other than Licensee and its Affiliates, and Licensor and its Affiliates.

1.81 “Third Party Patent Licenses” shall have the meaning provided in Section 4.6(b).

1.82 “Throughput Milestones” shall have the meaning provided in Exhibit E.

1.83 “Throughput Milestone Completion Dates” shall have the meaning provided in Exhibit E.

1.84 “UM” shall mean the University of Miami.

1.85 “UM Waiver Agreement” shall mean that certain Commercialization and Waiver Agreement dated as of [***] by and among UM, Licensor and the other parties signatory thereto.

1.86 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Licensor Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.87 “Warrants” shall have the meaning provided in Section 4.1.

1.88 “Warrant Stock” shall have the meaning provided in Section 4.1.

ARTICLE 2

LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee (a) an exclusive (even as to Licensor and its Affiliates), royalty-bearing license including the right to sublicense through multiple tiers of sublicense, under the Licensor Patent Rights and the Licensor Know-How that is specific to the Compound or the Product, and (b) a non-exclusive, royalty-bearing license including the right to sublicense through multiple tiers of sublicense, under the Licensor Know-How that is not specific to the Compound or the Product, in each case, solely to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise develop and commercialize the Compound and Products in the Field in the Territory during the Term.

For the sake of clarity, (a) the licenses granted under this Section 2.1 do not include, expressly or by implication, a license under any Licensor Technology to discover, manufacture, have made, use, sell, offer for sale, market export, import or otherwise develop or commercialize any product containing active pharmaceutical ingredients owned or Controlled by Licensor other than the Compound; and (b) the licenses granted under this Section 2.1 shall not extend to the use of the Compound for the treatment, inhibition or prevention of any disease or condition, or symptoms thereof, other than (i) kidney disease in humans and symptoms thereof or (ii) an Indication.

2.2 Sublicensing. Any sublicense granted by Licensee or any Related Party under this Agreement to a Sublicensee shall be (a) in writing and (b) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. Licensee shall provide Licensor with a copy of each and every sublicense agreement of any tier entered into with any Sublicensee, and any amendment thereto, within 15 days of its execution. Licensee shall be liable for the failure of Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of the relevant sublicense agreement.

2.3 Technology Transfer.

(a) Licensor Know-How. Within 60 days after the Effective Date, Licensor shall transfer to Licensee all technical and other data, including toxicology and other pre-clinical data, within the Licensor Know-How related to the Compound or the Licensor Technology in Licensor’s possession and Control that (a) is available in written, graphic, electronic or other tangible form (or true and complete copies thereof), and to the extent such data exists in electronic form, Licensor may provide the same to Licensee in electronic form.

(b) Advisory and Research Assistance. The Parties acknowledge that [***] is being appointed to the Scientific Advisory Board of Licensee and in that capacity will be available to provide reasonable technical advice and assistance in the implementation and practice of the Licensor Know-How transferred to Licensee pursuant to this Section 2.3. It is further acknowledged that specific terms and conditions, including provisions for compensation and the reimbursement of expenses, relating to [***] ongoing relationship with Licensee, including participation in research activities, are as set forth in a scientific advisory board consulting agreement, dated as of the Effective Date, between Licensee, [***] and [***], and executed and delivered simultaneously herewith.

2.4 Reserved Rights. Subject to Section 2.1, Licensor hereby expressly reserves the limited right to practice, and to grant licenses under, the Licensor Technology for any and all purposes other than the purposes for which the Licensor Technology is exclusively licensed to Licensee hereunder. In addition, Licensee acknowledges that the Licensor/UM Patent Rights are subject to UM’s reserved rights under the UM Waiver Agreement, and that the Licensor Patent rights are subject to the march-in rights, if any, of the US Government as described in Sections 2.2 and 7.1 of the UM Waiver Agreement.

2.5 No Implied Licenses. No right or license under any Patent Rights, Know-How or other Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.6 Restricted Activities. Notwithstanding Section 2.4 above, during the Term and for a period of five (5) years thereafter (unless this Agreement is terminated by Licensor pursuant to Section 9.2. 9.3 or 9.5 or by Licensee pursuant to Section 9.4) Licensor shall not develop or commercialize (or grant any licenses under the Licensed Technology to any Third Party to develop or commercialize) the Compound or Product which practices the Licensed Technology for use outside of Field without the express written consent of Licensee.

ARTICLE 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1 Responsibility. Licensee (itself or with or through its Related Parties) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture, registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Compounds and Products in the Field in the Territory. Without limiting the generality of the foregoing, Licensee (itself and/or with or through its Related Parties) shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Compounds and Products in the Field in the Territory, including all INDs and NDAs, at Licensee’s sole expense. All of such submissions and other regulatory filings relating to Compounds and Products in the Field shall be submitted in the name of, and owned by, Licensee (or a Related Party, as applicable).

3.2 Diligence. Licensee (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to develop, seek Marketing Approval for, and commercialize at least one Product for at least one Indication in the Field in the United States.

3.3 Records. Licensee shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Licensee with respect to Compound or Product, including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.4 Reports; Meetings. On or before December 1 of each year during the Term prior to the Initiation of the first Phase 3 Clinical Trial for the Product and on or before June1 and December 1 of each year following Initiation of the first Phase 3 Clinical Trial for the Product, Licensee shall deliver to Licensor a written progress report (i) summarizing the status of the Product development efforts of Licensee and Related Parties, including the Indications for which any of them is developing any Product, (ii) disclosing any IND or NDA submitted, and any Marketing Approval obtained, by or on behalf of Licensee or any Related Party with respect to any Product (including the applicable Indication), and (iii) summarizing Product commercialization activities undertaken or planned by or on behalf of Licensee or any Related Party with respect to any Product; in each case, in the preceding six (6) months. Licensee shall promptly respond to any of Licensor’s reasonable written requests or inquiries relating to the written progress reports provided hereunder. In addition, the Parties shall, if Licensor shall so request in writing (but no more than semi-annually), hold periodic meetings (by telephone or videoconference unless otherwise agreed) at which qualified representatives of Licensee responsible for Product development will report to Licensor, and respond to Licensor’s reasonable questions regarding, the progress and results of Licensee’s Product development and registration efforts. Comments furnished by Licensor shall be considered in good faith.

3.5 Compliance with Applicable Laws. Licensee shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Compounds and Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

ARTICLE 4

CONSIDERATION

4.1 Upfront Equity Issuance. In partial consideration for the rights and licenses granted to Licensee hereunder, Licensee shall issue to Licensor, at the closing on the Effective Date, four Warrants to purchase an aggregate of 878,947 shares of Licensee Common Stock, $0.00001 par value per share, which shall be in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit B-4 (the “Warrants”). The stock issued on exercise of the Warrants (“Warrants Stock”) shall (i) have the terms and conditions set forth in the Warrants, and (ii) be issued to Licensor pursuant to the terms of a Subscription Agreement in the form attached hereto as Exhibit C (the “Subscription Agreement”).

4.2 Upfront Fee. In partial consideration for the rights and licenses granted to Licensee hereunder, Licensee shall pay to Licensor within five (5) Business Days of the Effective Date a one-time, non-refundable, non-creditable payment of U.S. $200,000. For purposes of this Agreement, a “Business Day” shall mean a day on which banks in Miami, Florida are open for business.

4.3 Milestone Payments. Within 30 days of the first achievement of each of the milestone events (each, a “Compensation Milestone Event”) set forth in the table below by Licensee or any Related Party, Licensee shall provide Licensor with written notice of such achievement and shall pay to Licensor the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

Compensation Milestone Event	Milestone Payment
FDA acceptance of an IND for a Compound or Product	$0.5 million
Successful completion of Phase 1 Clinical Trial program with results sufficient to commence Phase 2 Clinical Trial	$1.0 million
Positive End of Phase 2 Meeting with FDA	$2.5 million
[***]	[***]
[***]	[***]
[***]	[***]

Each of the above compensation milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, the number of Indications for which such milestone event is achieved by a Product, or the number of Products that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Product that achieved any other milestone event or by a different Product). In addition, in the event Licensee provides notice of termination of this Agreement for all countries in the Territory pursuant to Section 9.4 prior to the date any milestone payment would otherwise be payable, Licensee shall not be required to pay any such milestone payment.

4.4 Royalties. Subject to Sections 4.6(b), 4.7 and 4.8 below, Licensee shall pay royalties to Licensor on aggregate Net Sales of all Products in the Territory by Licensee and Related Parties in each calendar year at the applicable rate(s) set forth below:

Net Sales Increments	Royalty Rate
That portion of annual Net Sales of Products by Licensee and Related Parties that is less than or equal to US$[***]	[***]
That portion of annual Net Sales of Products by Licensee and Related Parties that is greater than US$[***] and less than or equal to US$[***]	[***]
That portion of annual Net Sales of Products by Licensee and Related Parties that is greater than US$[***]	[***]

4.5 Royalty Term. Royalties under Section 4.4 shall be payable on a Product-by-Product and country-by-country basis during the period of time commencing on the first commercial sale of a Product in a country and ending upon the latest of: (a) 10 years from the date of first commercial sale of such Product in such country; (b) expiration of Regulatory Exclusivity for such Product in such country; (c) expiration of the last-to-expire Valid Patent Claim of the Licensor Patent Rights Covering the manufacture, use or sale of such Product in such country; and (d) final rejection, no longer subject to contest or appeal, or withdrawal or abandonment, no longer subject to reinstatement or cure, of the last remaining claim in the last remaining patent application within Licensor Patent Rights claiming the manufacture, use or sale of such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Licensee’s license under Section 2.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

4.6 Third Party Licenses.

(a) UM Waiver Agreement. Subject to Section 7.5(e), Licensor shall be solely responsible for making all agreement issue fee, royalty, milestone and anniversary payments that may become due and payable under the UM Waiver Agreement as a result of the development or commercialization of Products in the Field by Licensee and Related Parties.

(b) Additional Third Party Licenses. In the event that Licensee determines that it is necessary to obtain one or more licenses under issued and unexpired Patent Rights of Third Parties (excluding Sublicensees) in order to make, have made, use, offer to sell, sell or import the Compound contained in a Product in a country (“Third Party Patent Licenses”), [***] of the royalties actually paid to Third Parties under such Third Party Patent Licenses by Licensee for the sale of such Product in such country for a calendar quarter shall be creditable against the royalty payments due Licensor by Licensee with respect to Net Sales of such Product in such country for such calendar quarter; provided, however, that in no event shall the royalties otherwise owed by Licensee to Licensor for such calendar quarter in such country be reduced by more than [***] as a result of any and all such offsets in the aggregate. Any portion of the royalties paid to Third Parties under such Third Party Patent Licenses with respect to such Product in such country that Licensee would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 4.6(b) shall be carried over and applied against royalties payable to Licensor in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken; provided, however, that in no event shall the royalties otherwise owed by Licensee to Licensor for any calendar quarter in such country be reduced by more than [***] as a result of any and all such offsets in the aggregate. For clarity, in no event shall Licensee be entitled to deduct from royalties payable to Licensor hereunder any royalties or other amounts that may be paid or payable by Licensee to any Third Party with respect to Patent Rights or other intellectual property rights covering any Other Active in a Combination Product.

4.7 Compulsory Licenses. During the term of a compulsory license granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate under Section 4.4, the royalty rate applicable to Net Sales of such Product pursuant to that compulsory license in that country under Section 4.4 shall be reduced to a rate which is [***] percentage points (i.e., [***] basis points) less than the rate paid by the compulsory licensee; provided, however, that if the royalty rate payable by the compulsory licensee with respect to Net Sales of such Product in such country is [***] or less, then Licensee shall pay to Licensor [***] of the royalties received by Licensee or its Affiliate with respect to Net Sales of such Product pursuant to that compulsory license in such country by such compulsory licensee.

4.8 Adjustment for Generic Competition. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Patent Claim of the Licensor Patent Rights Covers the manufacture, use or sale of such Product in such country and there is no Regulatory Exclusivity for such Product in such country, if one or more Generic Versions of such Product account for [***] or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by Licensee under Section 4.4 with respect to Net Sales of such Product in such country shall be reduced by [***].

ARTICLE 5

PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports. Royalties under Section 4.4 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within 60 days after the end of the calendar quarter (which means that if the 60th day following the end of any calendar quarter is not a Business Day, then said due date will be the Business Day immediately preceding said 60th day). Each payment of royalties shall be accompanied by a report of Net Sales of Products by Licensee and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis (including calculation of Net Sales of Combination Products based on all of the active ingredients in such Combination Products), the deductions from gross sales (by major category as set forth in the definition of Net Sales, and including subcategories if and to the extent required by said definition), details of any royalty credits taken or reductions or adjustments applied pursuant to the terms hereof.

5.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Licensor.

5.3 Income Tax Withholding. Licensor will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Licensee from any payment made to Licensor under this Agreement, Licensee shall (a) deduct such taxes from the payment made to Licensor, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Licensor and certify its receipt by the taxing authority within 30 days following such payment, and (d) cooperate with Licensor in any way reasonably requested by Licensor, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request by Licensor, Licensee shall provide Licensor such information in Licensee’s possession as may be reasonably necessary for Licensor to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Licensor under this Agreement.

5.4 Audits. Licensee shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Licensor to confirm the accuracy of all royalty payments due hereunder for at least four (4) full calendar years following the end of the calendar year to which they pertain. Licensor shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding four (4) full calendar years. No calendar year shall be subject to audit under this Section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than 30 days to Licensee in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with Licensee and will disclose to Licensor only such information as is reasonably necessary to provide Licensor with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Licensee at the same time it is sent to Licensor. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than [***] of the amount due for any calendar year under this Agreement, in which case, Licensee shall bear the full cost of such audit and shall promptly remit to Licensor the amount of any underpayment. If such audit discloses an overpayment by Licensee, then Licensee will deduct the amount of such overpayment from amounts thereafter owed to Licensor under this Agreement.

Licensee shall have a corresponding right to audit the books and records of Licensor to the extent reasonably required to confirm out-of-pocket expenses of Licensor for which Licensee is responsible pursuant to Section 8.2. Any such audit shall be subject to the corresponding terms and conditions of this Section, mutatis mutandis.

5.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is [***] basis points (i.e., [***] percentage points) above the then-current prime rate quoted by Citibank in New York City, said rate to be applied for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 6

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for 7 years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement.

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e) disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 6;

(f) in the case of Licensor, disclosure to UM to the extent required to comply with the UM Waiver Agreement; and

(g) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by comparable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications. Licensee and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to the Compounds and Products in the Field. Licensor shall have the right to review and comment on any material proposed for disclosure or publication by Licensee or its Affiliate, such as by oral presentation, manuscript or abstract, that relates to the development, manufacture or commercialization of Compounds or Products and/or that includes Confidential Information of Licensor. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Licensee shall deliver a complete copy to Licensor at least 30 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensor shall review any such material and give its comments to Licensee within 15 days of the delivery of such material to Licensor, which comments shall be considered by Licensee in good faith. With respect to oral presentation materials and abstracts, Licensee shall deliver a complete copy to Licensor at least 10 days prior to the anticipated date of the presentation, and Licensor shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than 5 days from the date of delivery to Licensor which comments shall be considered by Licensee in good faith. Licensee shall comply, or cause its Affiliates to comply (as applicable), with Licensor’s requests to delete references to Licensor’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications. Licensor shall not publish any information relating to Compounds and/or Products in the Field without the prior written consent of Licensee (such consent not to be unreasonably withheld or delayed) except in collaboration with Licensee and its Affiliates; provided, however, that for purposes of this Article 6, no submission of a grant application in respect of any research outside of the Field will be deemed a publication requiring advance submission to, or prior written consent from, Licensee; but provided, further, that in cases where such research relates principally to the study of cyclodextrin and/or the mechanism(s) by which cyclodextrin works, Licensee will be provided both (1) post-submission copies of all such grant applications and (2) confidential copies of the results thereof when obtained. The preceding limitations on publications by Licensor shall be interpreted in a manner consistent with Applicable Laws and any institutional policies or requirements of academic institutions, including UM, with which Licensor or any of its principals is affiliated.

6.5 Publicity.

(a) Press Releases. No later than one (1) Business Day following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in the mutually agreed form attached hereto as Exhibit D. Except as required by applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences (including medical conferences) or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5.

6.6 Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Mutual Confidential Disclosure Agreement, effective as of [***], between Licensor and [***], an Affiliate of Licensor.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including, with respect to Licensor, the UM Waiver Agreement), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Licensor Representations and Warranties. Licensor represents and warrants to Licensee that as of the Effective Date of this Agreement:

(a) Exhibit A attached hereto contains a true and complete list of the Licensor Patent Rights existing on the Effective Date. The Licensor Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Licensor as of the Effective Date that cover the Compound or the development, manufacture, use, sale, offer for sale or import of the Compound;

(b) Licensor (i) has the right to grant the license that it purports to grant in Section 2.1; and (ii) has not granted to any Third Party any license or other right with respect to any Compound, Product or Licensor Technology that conflicts with the license and rights granted to Licensee herein;

(c) other than the UM Waiver Agreement, there are no agreements in effect as of the Effective Date between Licensor and a Third Party under which rights with respect to the Licensor Technology are being licensed to Licensor or are limited or subject to any obligations of Licensor;

(d) Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensor Patent Rights and Licensor Technology in existence on the Effective Date, subject only to the rights reserved by UM under the UM Waiver Agreement;

(e) to the best of Licensor’s knowledge, the issued and unexpired claims included in the Licensor Patent Rights existing as of the Effective Date, if any, are valid and enforceable;

(f) to the knowledge of Licensor, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Licensor Patent Right;

(g) to the knowledge of Licensor, the practice of the Licensor Patent Rights in the manufacture, development, use, sale, offer for sale or import of the Compound does not Infringe any issued patent. Licensor has not received notice from any Third Party claiming that the practice of the Licensor Patent Rights in the manufacture, development, use, sale, offer for sale or import of any Compound or Product Infringes or would Infringe the patent or other intellectual property rights of any Third Party;

(h) there are no claims, judgments or settlements against or owed by Licensor (or any of its Affiliates) with respect to the Licensor Technology, and Licensor is not a party to any legal action, suit or proceeding relating to the Licensor Technology or any Compound or Product, nor has Licensor received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(i) the UM Waiver Agreement is legal, valid, enforceable and is in full force and effect, and Licensor : (i) has provided Licensee a true and complete copy of the UM Waiver Agreement; and (ii) no party to the UM Waiver Agreement to the best of Licensor’s knowledge is in material violation of or material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under or permit termination or modification of) the UM Waiver Agreement. No consent of UM that has not already been obtained by Licensor is required in connection with the entry by Licensor into this Agreement;

(j) all tangible or recorded information and data provided by or on behalf of Licensor to Licensee related to Compound or Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Licensor has not failed to disclose, or failed to cause to be disclosed, any such information or data related to Compound or Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(k) neither Licensor nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Compound or Product in the Field;

(l) all research and development conducted by or on behalf of Licensor or any of its Affiliates related to the Compounds or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(m) neither Licensor nor any of its members, managers, employees or Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States; and

(n) Licensor and, to the best of its knowledge, its members, managers, directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and Licensor’s books, accounts, records and invoices related to the Product are complete and accurate.

7.3 Licensor Covenants. In addition to any covenants made by Licensor elsewhere in this Agreement, Licensor hereby covenants to Licensee that during the Term:

(a) Licensor will not grant any Third Party any license or other right with respect to any Compound, Product or Licensor Technology in derogation of the license and rights granted to Licensee hereunder;

(b) Licensor shall not amend or waive, or take any action or omit to take any action that would alter, any of Licensor’s rights under the UM Waiver Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Licensee’s rights under this Agreement. Notwithstanding the foregoing, the Parties agree that if the following provisions of the UM Waiver Agreement survive amendment, waiver or termination thereof, or default thereunder, then such amendment, waiver, termination or default will not be deemed a breach of this covenant or of this Agreement (and in addition, Licensor agrees to exercise its rights under the following provisions of the UM Waiver Agreement by consensus with Licensee):

(i) Section E.1 and Section E.2 of the UM Waiver Agreement’s section on BACKGROUND AND CERTAIN AGREEMENTS REGARDING PATENT APPLICATIONS, relating to bifurcation of patent rights and coordination in respect of intended filings under International Patent Application No. [***]; and

(ii) Section 12.2(c)(ii) of the UM Waiver Agreement, providing that under no circumstances will there occur a return or reassignment to UM of Licensor Patent Rights or any other rights acknowledged by the UM Waiver Agreement as having been assigned by UM; and

(c) Licensor shall promptly notify Licensee of the receipt or delivery of any notice of any default under, or any termination or amendment of, the UM Waiver Agreement.

7.4 Licensee Representations and Warranties. Licensee represents and warrants to Licensor that as of the Effective Date of this Agreement:

(a) neither Licensee nor any of its officers, directors, employees or Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States;

(b) Licensee (i) has the right to obtain the license that this Agreement grants pursuant to Section 2.1; and (ii) has not granted to any Third Party any license or other right (either formally or pursuant to an informal understanding) with respect to any Compound, Product or Licensor Technology in anticipation of receiving the license and rights granted to Licensee herein; and

(c) Licensee and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and Licensee’s books, accounts, records and invoices related to its business are complete and accurate.

7.5 Licensee Covenants. In addition to any covenants made by Licensee elsewhere in this Agreement, Licensee hereby covenants to Licensor as follows:

(a) neither Licensee nor any of its Affiliates or Related Parties will knowingly employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Compound or Product; and in the event that Licensee becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Licensee or any of its Related Parties with respect to any activities relating to any Compound or Product, Licensee will immediately notify Licensor in writing and Licensee will cease, or cause its Related Party to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Compound or Product;

(b) neither Licensee nor any of its Related Parties will, in connection with the exercise of its rights or performance of its obligations under this Agreement or otherwise, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Licensee and its Related Parties, nor will Licensee or any of its Related Parties directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of Licensee’s rights or performance of Licensee’s obligations under this Agreement or otherwise;

(c) neither Licensee nor any of its Related Parties (or any of their respective employees and contractors), in connection with the exercise of Licensee’s rights or performance of Licensee’s obligations under this Agreement or otherwise, shall be, or cause Licensor to be, in violation of the FCPA (including without limitation both anti-bribery provisions and books and records provisions), Export Control Laws or any other Applicable Laws;

(d) Licensee shall immediately notify Licensor if it has any information or suspicion that there may be a violation by Licensee or any Related Party of the FCPA (including without limitation both anti-bribery provisions and books and records provisions), Export Control Laws or any other Applicable Laws in connection with the exercise of Licensee’s rights or performance of Licensee’s obligations under this Agreement or otherwise; and

(e) all research and development and all manufacturing conducted by or on behalf of Licensee or any Related Party and relating to any Compounds or Products will be conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

7.6 Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Licensee and subject to Section 2.2, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.

7.7 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.8 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.8 shall not be construed to limit either Party’s indemnification obligations under Article 10.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership. As between the Parties, subject to the terms of the license granted herein, Licensor is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensor Technology, other than Joint Inventions and Joint Patent Rights, and Licensee is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensee Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and/or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. Notwithstanding anything contained in this Section 8.1 to the contrary, any Invention (a) which is made solely by an employee or agent of Licensor or its Affiliates or other persons acting under the authority of Licensor, (b) which relates directly to the Product or Compound for use in the Field, (c) which does not automatically become property of Licensee by virtue of being a work-for-hire either under the scientific advisory board consulting agreement described in the last sentence of Section 2.3 or under a fee-for-service or sponsored research agreement to which Licensee is a party, and (d) which is Controlled by Licensor, shall be subject to the Licenses granted hereunder.

8.2 Patent Prosecution and Maintenance.

(a) Licensor Patent Rights. Subject to the further terms and conditions hereof, Licensor shall have the sole right to control the preparation, filing, prosecution and maintenance of Licensor Patent Rights in all countries in the Territory where patent applications have been filed by or on behalf of Licensor as of the Effective Date using legal counsel acceptable to and approved by Licensee and shall use Commercially Reasonable Efforts to pursue such preparation, filing, prosecution and maintenance, provided that except to the extent Licensee has notified Licensor that it agrees to abandon any portion of such Licensor Patent Rights, Licensee shall be obligated to reimburse Licensor for all past (including pre-Effective Date), present and future reasonable documented out-of-pocket costs, including the fees and expenses of outside legal counsel, incurred by Licensor and its Affiliates in such preparation, filing, prosecution and maintenance. For the sake of clarity, any such agreement by Licensee to abandon any portion of Licensor Patent Rights (i) may for purposes hereof become effective only on a date (the “Abandonment Effective Date”) that is (A) pursuant to notice given by Licensee after the Effective Date of this Agreement and (B) no earlier than sixty (60) Business Days after Licensee’s said notice thereof; (ii) will not erase or reduce Licensee’s aforementioned cost reimbursement obligation for any costs, fees or expenses relating to the abandoned portion of Licensor Patent Rights but arising before the Abandonment Effective Date (whether or not actually paid by that date); and (iii) will not erase or reduce Licensee’s aforementioned cost reimbursement obligation for any costs, fees or expenses arising after the Abandonment Effective Date in connection with any portion of the Licensor Patent Rights that are not the subject of Licensee’s said agreement to abandon. In the first instance, Licensee will pay to Licensor in cash, within five (5) Business Days of the Effective Date, the amount of $[***], consisting of (a) $[***] paid by Licensee and its Affiliates in filing and related costs, fees and expenses to date (including, in the case of foreign countries, local counsel fees and expenses) in each of the United States, Canada, Mexico, the European Patent Office (executive arm of the European Patent Organisation), Japan and China, plus (b) $[***] accrued and unpaid fees and expenses of outside legal counsel. Licensor shall pay outside legal counsel $[***] within ten (10) Business Days of receiving said payment of $[***] and provide Licensee with proof of such payment. In addition, upon Licensor’s written request, Licensee shall periodically pre-pay any such out-of-pocket expenses, subject to reconciliation to actual costs, against a budget prepared by Licensor and approved by Licensee; provided, however, that if, notwithstanding a request from Licensor, Licensee fails for any reason to prepay by at least 30 days any such costs, fees or expenses of preparation, filing, prosecution or maintenance, then Licensee’s failure to so prepay will relieve Licensor of the obligation (but will not extinguish Licensor’s right) to proceed with the said preparation, filing, prosecution or maintenance and advance the costs of so doing; and provided, further, that Licensor’s so proceeding will not relieve Licensee of the obligation to timely reimburse Licensor for the full cost thereof upon Licensor’s subsequent request.

Licensor shall consult with Licensee as to the preparation, filing, prosecution and maintenance of Licensor Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to Licensee copies of all relevant drafts and documents reasonably in advance of such consultation. Licensor shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensor Patent Rights and shall provide to Licensee copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensor. Licensor agrees not to unreasonably reject comments of Licensee and that all strategic decisions shall be made by consensus with Licensee. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Licensor Patent Right, Licensor shall provide written notice to Licensee of such intention to abandon promptly after Licensor makes such determination (which notice shall be given no later than 60 days prior to the next deadline for any action that must be taken with respect to such Licensor Patent Right in the relevant patent office). In such case, upon receipt of a written request by Licensee to assume responsibility for prosecution and maintenance of such Licensor Patent Right, Licensor shall allow Licensee at its sole cost and expense and by counsel of its own choice to assume such responsibility. In addition, Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensor Patent Rights in all countries of the Territory where patent filings are not pending as of the Effective Date, it being agreed for purposes of this sentence that the application pending in the European Patent Office is deemed pending in each and every member state of the European Patent Organisation.

(b) Joint Patent Rights. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, at Licensee’s sole expense and by counsel selected by Licensee and reasonably acceptable to Licensor. Licensee shall consult with Licensor as to the preparation, filing, prosecution and maintenance of the Joint Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to Licensor copies of all relevant drafts and documents reasonably in advance of such consultation. Licensee shall keep Licensor reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Licensor copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensee. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Licensee shall provide written notice to Licensor of such intention to abandon promptly after Licensee makes such determination (which notice shall be given no later than 60 days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office). In such case, Licensor shall have the right, in its discretion, exercisable upon written notice to Licensee delivered no later than 30 days after receipt of notice from Licensee, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice, and if Licensor exercises such right, then Licensee shall cease to have any license under Licensor’s joint ownership interest in such Joint Patent Right but shall retain Licensee’s own joint ownership interest in such Joint Patent Right.

(c) Licensee Patent Rights. Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensee Patent Rights, at Licensee’s sole expense and by counsel of its choice.

(d) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent Right. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications. Each Party shall pay their respective costs arising from such cooperation in connection with any such preparation, filing, prosecution and/or maintenance.

8.3 Interference, Opposition, Invalidation, Reexamination and Reissue.

(a) Licensor Patent Rights. Licensor shall, within 10 Business Days of learning of such event, inform Licensee of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Licensor Patent Rights issued or pending as of the Effective Date. With respect to any such request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination, Licensor shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Licensor shall consult with Licensee with respect to any such action or proceeding and shall not unreasonably reject comments of Licensee. In addition, all strategic decisions shall be made by the consensus of Licensor and Licensee. In the event that Licensor elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Licensor Patent Right, the out-of-pocket costs, fees and expenses thereof shall be reimbursed (and upon request by Licensor, prepaid at least 30 days in advance) by Licensee in the manner comparable to the provisions of the first paragraph of Section 8.2(a), mutatis mutandis. Licensor shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Licensor Patent Right without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Licensor shall keep Licensee informed of developments in any such action or proceeding involving any Licensor Patent Right. Licensor shall promptly inform Licensee in the event that Licensor elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any claim in Licensor Patent Rights, and in such case, Licensee shall have the right to do so (in Licensee’s discretion), at its cost and expense. Licensee shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any claim in Licensor Patent Rights without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Licensee shall keep Licensor informed of developments in any such action or proceeding involving any Licensor Patent Right.

(b) Joint Patent Rights. Each Party shall, within 10 Business Days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Joint Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Joint Patent Rights, Licensee shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Licensee shall consult with Licensor with respect to any such action or proceeding. In the event that Licensee elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Joint Patent Right, all of both Parties’ expenses in connection therewith shall be borne solely by Licensee. Licensee shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent Right without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Licensee shall keep Licensor informed of developments in any such action or proceeding involving any Joint Patent Right. Licensee shall promptly inform Licensor in the event that Licensee elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Joint Patent Right, and in such case, Licensor shall have the right to do so (in Licensor’s discretion), at its cost and expense. Licensor shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent Right without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Licensor shall keep Licensee informed of developments in any such action or proceeding involving any Joint Patent Right.

(c) Licensee Patent Rights. Licensee shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to Licensee Patent Rights, and Licensor shall have no rights in connection therewith; provided, that all of both Parties’ expenses in connection therewith shall be borne solely by Licensee.

8.4 Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened Infringement by a Third Party of any of the Licensor Patent Rights, Joint Patent Rights or Licensee Patent Rights, including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Compound or Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Compound or Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Licensor Patent Rights, Joint Patent Rights or Licensee Patent Rights; provided, however, that in the case of any Patent Certification regarding any Licensor Patent Right or Joint Patent Right that any Party receives, such Party shall provide the other Party with a copy of such Patent Certification, within ten (10) Business Days of receipt.

(a) Licensor Patent Rights. Licensee shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of a Licensor Patent Right, at Licensee’s own expense and by counsel of its own choice, and Licensor shall have the right to be represented in any such action or proceeding, at Licensee’s expense and by counsel of Licensor’s choice. If Licensee fails to bring any such action or proceeding with respect to Infringement of any Licensor Patent Right within 60 days (or such shorter period as may be required to prevent the waiver or forfeiture of statutory rights) following the notice of alleged Infringement, Licensor shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice.

(b) Joint Patent Rights. Licensee shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right, at its own expense and by counsel of its own choice, and Licensor shall have the right, at Licensee’s expense, to be represented in any such action by counsel of Licensor’s choice. If Licensee fails to bring any such action or proceeding with respect to Infringement of any Joint Patent Right within 60 days (or such shorter period as may be required to prevent the waiver or forfeiture of statutory rights) following the notice of alleged infringement, Licensor shall have the right (in its discretion) to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Licensee Patent Rights. Licensee shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Licensee Patent Right at its own expense and by counsel of its own choice. Any cost incurred by Licensor in connection therewith will be borne solely by Licensee.

(d) Cooperation. In the event a Party brings (or defends) an infringement action in accordance with this Section 8.4, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Licensee shall pay all of both Parties’ costs arising from such cooperation in connection with any such bringing (or defense) of any infringement action.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be allocated between the Parties in the same proportion as the Parties’ relative economic interests in the subject of such Infringement under this Agreement.

8.5 Patent Term Extensions.

(a) Licensor Patent Rights. Licensee shall have the right to determine the Licensor Patent Rights for which it will apply for patent extension in any country and/or region for any Product in the Field. Licensee shall file for any such extension at Licensee’s cost and expense. Licensor shall provide all reasonable assistance to Licensee in connection with such filings, provided that Licensee shall, as Licensor shall elect in its sole discretion, either pre-pay or reimburse any out-of-pocket costs incurred by Licensor in providing such assistance.

(b) Joint Patent Rights. Licensee shall have the right to determine the Joint Patent Rights for which it will apply for patent extension in any country and/or region for any Product in the Field, and Licensee shall file for any such extension at Licensee’s cost and expense. Any cost incurred by Licensor in connection therewith will be borne solely by Licensee.

(c) Licensee Patent Rights. Licensee shall have the sole right to apply for extension of any Licensee Patent Right in any country and/or region for any product, including, without limitation, any Product in the Field, at Licensee’s sole cost and expense. Any cost incurred by Licensor in connection therewith will be borne solely by Licensee.

8.6 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement Infringes or may Infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent Infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

8.7 Marking. To the extent required by applicable law or by the UM Waiver Agreement, Licensee shall, and shall cause its Related Parties to, mark all Products made, used or sold in the Field, or their containers, with the number of each issued Licensor Patent Right that applies to such Product.

8.8 UM Waiver Agreement. Notwithstanding anything to the contrary set forth in this Article 8, all of the rights and obligations of the Parties with respect to the matters covered by this Article shall be subject and subordinate to any rights of UM reserved pursuant to the UM Waiver Agreement.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue until the expiration of the last-to-expire of all royalty payment obligations of Licensee hereunder (the “Term”).

9.2 Termination for Material Breach.

(a) Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 60 days (or 10 days with respect to any Payment Breach, as defined below) after notice from the terminating Party requesting cure of the breach Any such termination shall become effective at the end of such 60-day (or 10-day with respect to any Payment Breach) period unless the breaching Party has cured such breach prior to the end of such period. For purposes hereof, “Payment Breach” shall mean Licensee’s failure for any reason to pay Licensor any or all money owed, when and as due. In respect of any breach other than a Payment Breach, any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated and be diligently pursuing dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

(b) For clarity, in the event of material breach of this Agreement by Licensor that is not cured within the applicable notice period set forth in Section 9.2(a), Licensee, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to Licensee at law or in equity as a result of Licensor’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) to pursue any remedy that may be available to Licensee at law or in equity as a result of Licensor’s breach of this Agreement, without prejudice to Licensee’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by Licensor ) or pursuant to Section 9.4.

(c) For additional clarity, in the event of material breach of this Agreement by Licensee that is not cured within the applicable notice period set forth in Section 9.2(a), Licensor, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to Licensor at law or in equity as a result of Licensee’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to leave in place the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) to pursue any remedy that may be available to Licensor at law or in equity as a result of Licensee’s breach of this Agreement, without prejudice to Licensor’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by Licensee) or pursuant to Section 9.3 or Section 9.5.

9.3 Termination for Patent Challenge. Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee or its Related Party directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Licensor Patent Right.

9.4 At-Will Termination by Licensee. Licensee shall have the right to terminate this Agreement on a country by country basis for any reason or for no reason at any time upon 60 days’ prior written notice to Licensor.

9.5 Termination by Licensor Under Limited Circumstances. In the event that Licensee or its permitted assigns or Related Parties shall not have completed any of the Throughput Milestones by the Throughput Milestone Completion Date set forth on Exhibit E, Licensor in its sole discretion may elect upon 90 days written notice to Licensee to either (a) terminate this Agreement in its entirety; or (b) terminate the exclusivity provisions of this Agreement and convert the license granted hereunder to non-exclusive. Notwithstanding the preceding, before Licensor terminates the Agreement or terminates exclusivity, the parties will negotiate in good faith to agree upon a revised date for the relevant Throughput Milestone if the Licensee’s failure to achieve a particular Throughput Milestone by the specified time occurs because of a Force Majeure Event (defined in Section 12.6 below) despite Licensee’s use of Commercially Reasonable Efforts to achieve such Throughput Milestone or where the failure to achieve such Throughput Milestone results from regulatory or scientific developments after the Effective Date (including those arising during the course of performance of development activities hereunder) which differ materially from the expectations of the Parties as of the date hereof despite Licensee’s use of Commercially Reasonable Efforts to achieve such Throughput Milestone (“Significant Change”), in each case provided that (i) Licensee gives Licensor notice promptly upon the occurrence of a Force Majeure Event or Significant Change that will impact Licensee’s ability to meet the Throughput Milestone and (ii) Licensee works with Licensor in good faith to agree upon  a revised date for the relevant Throughput Milestone in light of such Force Majeure Event or Significant Change. In the event the Parties do not agree as to whether a Force Majeure Event or Significant Change has occurred or upon a revised Throughput Milestone Completion Date that takes into account the Force Majeure Event or Significant Change by the later of the date of failure to meet the original Throughput Milestone Completion Date or 15 days after Licensee’s notice that a Force Majeure Event or Significant Change has occurred, Licensor may exercise its termination rights in accordance with this Section.

9.6 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Licensor to Licensee that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid, royalty-free basis.

(b) Any Termination. Upon any termination of this Agreement prior to its expiration, the license (on a country by country basis in the event of partial termination by Licensee under Section 9.4) granted to Licensee pursuant to Section 2.1 shall automatically terminate and revert to Licensor, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided below in this Section 9.6 or elsewhere in this Article 9.

(c) Termination by Licensor Pursuant to Section 9.2 or 9.3 or 9.5 or by Licensee Pursuant to Section 9.4. Solely in the event of termination of this Agreement by Licensor pursuant to Section 9.2 or Section 9.3 or Section 9.5 or by Licensee pursuant to Section 9.4, the following provisions shall apply:

(i) Effective as of such termination, Licensee shall, and it hereby does, grant to Licensor: (A) an exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers of sublicense, under those Licensee Patent Rights that claim any Invention made solely by one or more employees or agents of Licensee or its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement, the Licensee Know-How, and Licensee’s interest in the Joint Patent Rights; and (B) a non-exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers of sublicense, under Blocking Patents (defined below); in each case, solely to develop, make, have made, use, sell, offer for sale, and import Compounds and Products in the Field. For purposes of this Section 9.6(c)(i), “Blocking Patents” shall mean Licensee Patent Rights other than those described in clause (A) of this Section 9.6(c)(i), but excluding any such Licensee Patent Right claiming any manufacturing or formulation technology that was not actually used by Licensee (or any of its Related Parties) prior to termination in the development, manufacture or commercialization of Compounds or Products in the Field. Notwithstanding the foregoing, to the extent the Blocking Patents include Patent Rights licensed to Licensee by a Third Party (other than a Sublicensee) that are subject to royalty or milestone payment obligations to such Third Party with respect to Compounds or Products, then Licensee shall so notify Licensor, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Blocking Patents in the license granted to Licensor under clause (B) of this Section 9.6(c)(i) shall be subject to Licensor’s agreeing in writing to reimburse, and promptly reimbursing, Licensee for all royalty and milestone payments that become due to such Third Party solely by reason of Licensor’s exercise of Blocking Patents after such termination in the development, manufacture or commercialization of Compounds or Products in the Field.

(ii) As promptly as practicable (and in any event within 60 days) after such termination, Licensee shall: (A) to the extent not previously provided to Licensor, deliver to Licensor true, correct and complete copies of all Regulatory Documentation, and disclose to Licensor all previously-undisclosed Licensee Know-How; (B) transfer or assign, or cause to be transferred or assigned, to Licensor or its designee (or to the extent not so assignable, take all reasonable actions to make available to Licensor or its designee the benefits of) all INDs, NDAs and Marketing Approvals for Products, whether held in the name of Licensee or any of its Related Parties; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 9.6(c)(ii) to Licensor.

(iii) Licensee shall, as directed by Licensor, either promptly wind-down any ongoing development activities with respect to Products in an orderly fashion or promptly transition such development activities to Licensor or its designee, with due regard for patient safety and in compliance with all Applicable Laws and GCP.

(iv) Licensor shall have the right, but not the obligation, to purchase from Licensee any or all usable inventory of Compounds and Products in Licensee’s or its Affiliates’ possession as of the date of termination. Such inventory shall be provided at a transfer price equal to Licensee’s cost of such inventory.

(v) If Licensee was, prior to termination, manufacturing, or having manufactured on its behalf, any quantities of Compounds or Products, then at Licensor’s request, until the earlier of (A) such time as Licensor has secured another source thereof that is able to meet Licensor’s quality and quantity requirements, and (B) 18 months after such termination, Licensee shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Licensor such quantities thereof as Licensor may reasonably require for the development and commercialization of Products in the Field; provided that Licensor shall use Commercially Reasonable Efforts to secure another source of supply as soon as reasonably practicable. Such material shall be provided at a transfer price equal to Licensee’s cost of such materials.

9.7 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.5, 6.1, 6.2, 6.3, 6.6, 7.7, 7.8, 8.1, 9.5, 9.6, 9.7, 9.8 and 9.9, all definitions in this Agreement wherever appearing, and Articles 4 (as to matters up to the date of expiration or termination), 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement, as shall the Subscription Agreement, the Warrants and any and all Warrant Stock that may issue at any time on exercise of all, or any portion(s), of the Warrants.

9.8 Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligation.

9.9 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Licensee. Licensee hereby agrees to save, defend, indemnify and hold harmless Licensor, its Affiliates, its and their respective officers, directors, members, managers, agents, employees, successors and assigns (the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs (including reasonable legal expense and attorneys fees, including on appeal), as incurred (“Losses”), to which any Licensor Indemnitee is or may become subject as a result of any actual or threatened claim, demand, action, suit, cause of action, or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of Licensee, any Related Party and/or their respective officers, directors, employees, consultants, agents and assigns (collectively, the “Licensee Entities” and each, individually, a “Licensee Entity”), (b) the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement, or (c) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Licensee or any of its Related Parties or any other Licensee Entity of any Compound or Product, or any other exercise of the license granted to Licensee pursuant to Section 2.1 by or on behalf of Licensee or any of its Related Parties or any other Licensee Entity; except in cases in which such Losses have resulted solely from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement.

10.2 Indemnification by Licensor. Licensor hereby agrees to save, defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Licensor Indemnitee, (b) the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement, (c) the exercise by or on behalf of Licensor or any of its Affiliates, licensees or sublicensees any license granted to Licensor pursuant to Section 9.6(c)(i); in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement.

10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or Section 10.2, it shall inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the Claim. If, due to a conflict of interest or other justification arising under the attorneys’ Rules of Professional Responsibility or Canons of Professional Ethics, the Indemnified Party requires its own separate counsel, it will choose counsel reasonably satisfactory to the Indemnifying Party and the cost thereof will be borne solely by the Indemnifying Party. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall, at the sole discretion of the Indemnified Party, either (a) pre-pay to the Indemnified Party the cost of such defense in monetary increments sufficient to keep the Indemnified Party’s counsel paid sixty (60) days in advance for said counsel’s estimated upcoming fees, disbursements and expenses (as estimated in writing by said Indemnified Party’s counsel) or (b) reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Indemnifying Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which, subject only to the sentence following, shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof (a) that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, (b) that imposes any liability or obligation on the Indemnified Party or (c) that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party, which in the case of any circumstance described in any of clauses (a), (b) and/or (c) of this sentence, may be withheld in the sole and absolute discretion of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of all claims, with the relevant Indemnitee(s) retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2 upon resolution of the underlying Claim.

10.4 Insurance. Licensee shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated; provided that in addition, Licensee shall, at a minimum, comply with its obligations to maintain insurance as to be required by the terms of the UM Waiver Agreement, thus: (A) at all times after ninety (90) calendar days following the Effective Date and [ii] prior to the commencement of clinical trials, Licensee will maintain commercial general liability insurance in the amounts of not less than [***] per incident and $[***] annual aggregate, naming both UM and Licensor as additional insureds; (B) at all times [i] after the commencement of the first clinical trial for the first Product but [ii] prior to the first commercial sale of a Product, Licensee will maintain commercial general liability insurance of not less than [***] per incident and clinical trials liability insurance of not less than [***], naming both UM and Licensor as additional insureds; (C) at all times after the first commercial sale of a Product, Licensee will maintain commercial general liability insurance, in the amounts of not less than [***] per incident and [***] annual aggregate, naming both UM and Licensor as additional insureds; and (D) at all times after the first commercial sale of a Product, Licensee will also maintain products liability/completed operations and clinical trials insurance coverage in the amount of [***], naming both UM and Licensor as additional insureds, with any insurance obtained in compliance with clause (A), (B), (C) or (D) of this sentence that is on a claims made basis, rather than an occurrence basis, having a four year tail. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise; and in fact the entirety of any and all losses, costs and expenses of any and every nature (whether owing UM or any other Person) incurred by any Indemnitee(s) resulting from the failure of the Licensee to comply fully with this Section 10.4 shall be considered Losses for the purposes of this Article 10. Licensee shall promptly upon request provide Licensor with written evidence of such insurance (including the terms, renewal, extension or modification thereof). Licensee shall also provide Licensor with written notice at least 60 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of Licensor hereunder.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee for attempted resolution. In the event such executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

11.2 Arbitration.

(a) Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable 30-day period shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not be a current or former employee or director, or a current or former stockholder or member, of either Party or any of their respective Affiliates or any licensee or sublicensee of the rights granted to such Party under this Agreement (each, a “Related Person”), or any relative or social or professional acquaintance of any Related Person, or any other Person whose chain of relationship to any Person previously described in this sentence is sufficiently proximate as to create the possibility of bias or non-neutrality. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in Miami, Florida, USA.

(b) Discovery. Within 30 days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the Parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures. In addition, each Party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony.

(c) Hearing; Decision. The Hearing shall commence within 60 days after the discovery cutoff. The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than 5 Business Days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within 30 days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of Florida, excluding its conflicts of laws principles. The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.8. The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator, regardless of which Party prevails in the arbitration.

11.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, without in any way reducing or impinging on Licensor’s rights under Section 9.3 above, it is agreed that either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

ARTICLE 12

MISCELLANEOUS

12.1 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding its conflicts of laws principles.

12.3 Entire Agreement; Amendments. This Agreement, the Subscription Agreement and the Warrants, and the scientific advisory board consulting agreement described in the last sentence of Section 2.3 above (including the Exhibits hereto and thereto), taken together, constitute both the final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Licensor without the prior written consent of the Licensee (which consent shall not be unreasonably withheld). This Agreement may be assigned by Licensee without the consent of Licensor to (i) an Affiliate (ii) a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of Licensee or (iii) a Third Party that acquires all of the rights to the Product or to the business to which this Agreement relates; provided however that in the case of this Section 12.5 (ii) and (iii), such Third Party must be engaged in the pharmaceutical or biopharmaceutical business and have a market cap or valuation greater than $100 million as of the date of the transaction.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section. Any assignment not in accordance with this Agreement shall be void.

12.6 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above (a “Force Majeure Event”). Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor, to:	L&F Research LLC

[***]

Attn: Chief Executive Officer

Facsimile No.: [***]

If to Licensee, to:	Variant Pharmaceuticals, Inc.

2200 N. Commerce Parkway, Suite 200

Weston, FL 33326

Attn: Chief Executive Officer

Facsimile No.:

with a copy to:	Lowenstein Sandler, LLP

65 Livingston Avenue

Roseland, New Jersey 07068

USA

Attn: [***]

Facsimile No.: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the sixth (6th) Business Day following the date of mailing, if sent by mail.

12.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

12.10 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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In Witness Whereof, the parties hereto have duly executed this License Agreement as of the Effective Date.

L&F Research LLC		Variant Pharmaceuticals, Inc.

By:	/s/ [***]	By:	/s/ Steve Glover

Name:	[***]	Name:	Steve Glover

Title:	CEO	Title:	CEO

Date:	[***]	Date:	[***]